UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2015

Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106
(Address of principal executive offices)	(Zip Code)

(816) 234-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 21, 2015, Commerce Bancshares, Inc. (Company) entered into an accelerated share repurchase agreement with Morgan Stanley & Co. LLC (Morgan Stanley) to purchase $100 million of its outstanding common stock. The agreement is part of the Company’s stock buyback program, which as of this date has nearly 5,000,000 remaining shares approved for purchase.
Approximately 80% of the shares to be repurchased under this agreement will be received by the Company at the agreement’s inception. Additional shares are expected to be delivered to the Company at the end of the term of the agreement. The final purchase price per share and number of shares to be delivered by Morgan Stanley will be determined at the conclusion of the agreement, and settlement will consist of the Company receiving shares based on the volume-weighted daily average price of the Company’s common stock during the period of Morgan Stanley’s purchases. If the number of shares to be repurchased exceeds the number of shares previously delivered under the agreement, the Company will receive from Morgan Stanley a number of additional shares equal to such excess at that time. If the actual number of shares to be repurchased is less than the number of shares previously delivered, the Company will be required, at its election, to either (1) deliver to Morgan Stanley a number of shares approximately equal to the difference or (2) make a cash payment to Morgan Stanley equal to the value of such shares. The accelerated share repurchase program is scheduled to end in November 2015, but it may conclude earlier at Morgan Stanley’s option.
All of the shares acquired by the Company under the agreement will be placed into its treasury.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.

By: /s/ Jeffery D. Aberdeen
Jeffery D. Aberdeen
Controller
(Chief Accounting Officer)

Date: May 22, 2015